Annex F

February 9, 2018

Avista Healthcare Public Acquisition Corp.
65 East 55th Street
18th Floor
New York, NY 10022

        RE: Surrender of Class B Shares and Private Placement Warrants

        Reference is made to the letter agreement dated as of August 21, 2017, as amended and restated on January 21, 2018 (the "Letter Agreement"), entered into and delivered by Parent, Avista Acquisition Corp., a Cayman Islands exempt company ("Parent Sponsor"), and certain directors of Parent that are signatories hereto (collectively with the Parent Sponsor, the "Class B Holders") in connection with the transactions contemplated by the Transaction Agreement dated as of August 21, 2017, by and among Envigo International Holdings, Inc., a Delaware corporation, Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company ("Parent"), Avista Healthcare Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent, Avista Healthcare NewCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent, and Jermyn Street Associates LLC, solely in its capacity as Shareholder Representative, as amended on November 22, 2017, as further amended on December 22, 2017 and as further amended on January 21, 2018 (the "Transaction Agreement"). This letter (the "Restated Letter") is being entered into and delivered by Parent, Parent Sponsor and the Class B Holders in connection with the transactions contemplated by the Transaction Agreement and serves to amend and restate the Letter Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement.

        In consideration of the amendment of the Transaction Agreement of even date herewith and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Class B Holders hereby (a) represents and warrants that the Class B Holders collectively hold all of the issued and outstanding Private Placement Warrants and Class B Shares, in each case, as of the date of this Restated Letter; (b) agrees that, subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 6.1 and 6.2 of the Transaction Agreement, and immediately prior to the Domestication, the Class B Holders shall collectively (pro rata among the Class B Holders) (i) surrender 4,715,576 Class B Shares to Parent for no consideration and (ii) surrender 4,100,000 Private Placement Warrants to Parent for no consideration; (c) agrees that, until the consummation of the transactions contemplated by the Transaction Agreement, the Class B Holders shall not modify, amend or terminate that certain Letter Agreement, dated October 10, 2016, by and among Parent and the Class B Holders, waive or release any claims or rights thereunder or otherwise consent to any of the foregoing; and (d) waives any and all rights such Class B Holder has or will have under the Parent Organizational Documents to receive, with respect to each share of Class B common stock of Parent, par value $0.0001, held by such Class B Holder immediately following the Domestication, more than one share of Parent Common Stock upon conversion thereof in accordance with the Parent Organizational Documents. Subject to the terms and conditions of this Restated Letter, the Class B Holders agree to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Restated Letter.

        This Restated Letter shall terminate, and have no further force and effect, if the Transaction Agreement is terminated in accordance with its terms prior to the First Merger Effective Time. This Restated Letter, and any claim or cause of action hereunder based upon, arising out of or related to this Restated Letter (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Restated Letter, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any principles of conflicts of law. This Restated Letter may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

        [The remainder of this page left intentionally blank.]

        Please indicate your agreement to the terms of this Restated Letter by signing where indicated below.

Very truly yours,
Avista Acquisition Corp.
By:	/s/ DAVID BURGSTAHLER

Name:	David Burgstahler
Title:	President and Chief Executive Officer
Solely in their capacity as a holder of Class B Shares and Private Placement Warrants:
/s/ HÅKAN BJÖRKLUND Håkan Björklund
/s/ CHARLES HARWOOD Charles Harwood
/s/ BRIAN MARKISON Brian Markison
/s/ ROBERT O'NEIL Robert O'Neil

Acknowledged and agreed as of the date of this Restated Letter:
Avista Healthcare Public Acquisition Corp.
By:	/s/ DAVID BURGSTAHLER

Name:	David Burgstahler
Title:	President and Chief Executive Officer

        Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,
Avista Acquisition Corp.
	By:	/s/ DAVID BURGSTAHLER
		Name:	David Burgstahler
		Title:	President and Chief Executive Officer
Solely in their capacity as a holder of Class B Shares and Private Placement Warrants:
/s/ Håkan Björklund Håkan Björklund
/s/ CHARLES HARWOOD Charles Harwood
/s/ BRIAN MARKISON Brian Markison
/s/ ROBERT O'NEIL Robert O'Neil
Acknowledged and agreed as of the date of this Letter Agreement:
Avista Healthcare Public Acquisition Corp.

By:	/s/ DAVID BURGSTAHLER
	Name:	David Burgstahler
	Title:	President and Chief Executive Officer